As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1573084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado 80111 (Address of principal executive offices)

Paul Murphy

President and Chief Executive Officer

6312 S. Fiddler’s Green Circle, Suite 200N

Greenwood Village, Colorado 80111

(303) 846-6000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan, as Further Amended

Red Robin Gourmet Burgers, Inc. Amended and Restated Employee Stock Purchase Plan, as Amended

(Full title of the Plan)

Copies to:

David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common Stock, par value $0.001 per share (1)	425,000 (2)(3)	$14.88	$6,324,000	$820.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock par value $0.001 per share (the “Common Stock”), of Red Robin Gourmet Burgers, Inc. (the “Company” or the “Registrant”) to be offered or issued as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Includes 275,000 shares of Common Stock reserved for issuance under the Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan (the “2017 Plan”). The 2017 Plan initially provided by its terms for the issuance of up to 630,182 shares of Common Stock. The Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on May 18, 2017 (File No. 333-218091) related to 630,182 shares of Common Stock issuable under the 2017 Plan. The Company filed a Registration Statement on Form S-8 on June 12, 2019 (File No. 333-232085) related to a further 660,000 shares issuable under the 2017 Plan. On May 21, 2020, the Company’s stockholders approved an amendment to the 2017 Plan increasing the number of shares of Common Stock authorized for future issuance under the 2017 Plan by 275,000 shares.
(3)	Includes 150,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan (the “ESPP”). The ESPP initially provided by its terms for the issuance of up to 300,000 shares of Common Stock. The Company filed a Registration Statement on Form S-8 with the Commission on October 9, 2002 related to 300,000 shares of Common Stock issuable under the ESPP. The Company filed a Registration Statement on Form S-8 on May 18, 2017 (File No. 333-218091) related to a further 100,000 shares issuable under the ESPP. On May 21, 2020, the Company’s stockholders approved an amendment to the ESPP that increased the number of shares of Common Stock authorized for future issuance under the ESPP by 150,000 shares.
(4)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the price per share and aggregate offering price are based upon the average high and low sales prices of the Company’s Common Stock on May 26, 2020, as reported by The NASDAQ Global Select Market.
(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This registration statement is filed by the Company to register additional shares of Common Stock issuable under the 2017 Plan and the ESPP. Such additional shares of Common Stock are being registered in addition to the shares of Common Stock previously registered for issuance on the Company’s Registration Statement Form S-8 (File No. 333-100458) concerning the ESPP filed with the Commission on October 9, 2002 (the “2002 Registration Statement”), Form S-8 (File No. 333-218091) concerning the 2017 Plan and the ESPP filed with the Commission on May 18, 2017 (the “2017 Registration Statement”) and Form S-8 (File No. 333-232085) concerning the 2017 Plan filed with the Commission on June 12, 2019 (the “2019 Registration Statement”). In accordance with Section E of the General Instructions to Form S-8, the contents of the 2002 Registration Statement, the 2017 Registration Statement, and the 2019 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Commission, are hereby incorporated in this registration statement by reference as of their date of filing with the Commission:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the Commission on February 25, 2020;

•	The Company’s Current Reports on Form 8-K filed on February 27, 2020, March 13, 2020, April 1, 2020, April 7, 2020, April 13, 2020, April 14, 2020, May 26, 2020, and May 29, 2020, and Form 8-K/A filed on March 23, 2020 and April 23, 2020; and

•	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on July 16, 2002 (which incorporates such description of the Common Stock from the Company’s Registration Statement on Form S-1, originally filed April 26, 2002 and as subsequently amended, which description is also hereby incorporated by reference) (File No. 000-49916), and any other amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page of this registration statement).
99.1*	Red Robin Gourmet Burgers, Inc. Amended and Restated Employee Stock Purchase Plan (as Further Amended). Incorporated by reference to Appendix A to our Definitive Proxy Statement filed on April 8, 2020.
99.2*	Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan (as Further Amended). Incorporated by reference to Appendix B to our Definitive Proxy Statement filed on April 8, 2020.

* Incorporated herein by reference as indicated

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 29th day of May, 2020.

Date: May 29, 2020

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Paul Murphy
Name: Paul Murphy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Murphy and Lynn S. Schweinfurth and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL MURPHY	President and Chief Executive Officer; Director (Principal Executive Officer and Director)	May 29, 2020
Paul Murphy

/s/ LYNN S. SCHWEINFURTH	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 29, 2020
Lynn S. Schweinfurth

/s/ KRISTI BELHUMEUR	Chief Accounting Officer (Principal Accounting Officer)	May 29, 2020
Kristi Belhumeur

/s/ DAVID A. PACE	Chairman of the Board	May 29, 2020
David A. Pace

/s ANTHONY S. ACKIL	Director	May 29, 2020
Anthony S. Ackil

/s/ THOMAS G. CONFORTI	Director	May 29, 2020
Thomas G. Conforti

/s/ CAMBRIA W. DUNAWAY	Director	May 29, 2020
Cambria W. Dunaway

/s/ G. J. HART	Director	May 29, 2020
G.J. Hart

/s/ KALEN F. HOLMES	Director	May 29, 2020
Kalen F. Holmes

/s/ GLENN B. KAUFMAN	Director	May 29, 2020
Glenn B. Kaufman

/s/ STEVEN K. LUMPKIN	Director	May 29, 2020
Steven K. Lumpkin

/s/ ALLISON PAGE	Director	May 29, 2020
Allison Page